Exhibit 99.1

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

UNDER BALANCED DRILLING CONTRACT SIGNED

June 2, 2004 - Guernsey, British Isles - CanArgo Energy Corporation (OSE: CNR, Amex: CNR) (“CanArgo”) - announced today that it has signed a contract with WEUS Holding Inc., a subsidiary of Weatherford International, Ltd. (NYSE: WFT), for Weatherford to supply Under Balanced Coiled Tubing Drilling (“UBCTD”) services to CanArgo’s projects in Georgia.

Under the terms of the contract Weatherford will supply and operate a UBCTD unit to be used on a program of up to 14 horizontal wellbores on CanArgo’s Ninotsminda and Samgori Fields in Georgia. In addition the unit will be used to deepen and test CanArgo’s recent Manavi M11 Cretaceous oil discovery.

A special coil and spool is required for the project, and following construction of this in the United States, the unit will be mobilised to Georgia. It is expected that the unit will be in Georgia by September ready to commence work on Manavi 11, the first well of the program. Meanwhile CanArgo will be preparing the wells for the arrival of the unit. This preparatory work includes the sidetracking of Manavi M11, which has just commenced, and the drilling of a new vertical well (S302) on the central part of the Samgori Field, which is expected to commence within the next month.

This program will develop further the experience gained by CanArgo in its recent conventional horizontal drilling program on the Ninotsminda Field. The use of under balanced drilling techniques has been shown to result in significantly less formation damage, resulting in higher sustained production rates and ultimate recovery. Utilisation of coiled tubing drilling gives greater flexibility in the drilling process and in the control of the horizontal section. Although UBCTD is now used commonly in North America, with significant success, these techniques have not yet been applied in the Former Soviet Union, and it is anticipated that the use of this state of the art technology will significantly increase oil production in the Ninotsminda and Samgori Fields.

Dr. David Robson, President and CEO of CanArgo said, “We are extremely pleased to have concluded this contract with Weatherford to bring UBCTD to Georgia. Weatherford are the world leader in this field, and I am confident that with their help we can find the best way to develop and produce our fields in Georgia, as well as appraise our Manavi oil discovery. I look forward to the work commencing.”

“We are very pleased to be working with CanArgo on a project of this magnitude,” said Darrell Johnson, Vice President, Weatherford Underbalanced Systems. “This is the largest

Underbalanced Coiled Tubing Drilling (“UBCTD”) services contract we’ve been awarded to date, and the contract is a sign of the growing adoption of underbalanced technology in applications outside North America. We are looking forward to working with CanArgo on the successful introduction and application of UBCTD in this market.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company cannot give assurance that the results will be attained.

CanArgo Energy Corporation,
Tel: +44 1481 729 980
Fax: +44 1481 729 982
e-mail: info@canargo.com